CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Hester Total Return Fund and to the use of our reports dated April 28, 2006 on the financial statements and financial highlights of the Hester Total Return Fund, a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 25, 2006